Exhibit 10.2

EMPLOYMENT AGREEMENT

BETWEEN

Allarity Therapeutics, Inc.

AND

Alexander Epshinsky

This Employment Agreement (the “Agreement”) is entered into on September 12, 2024 (the “Effective Date”), by and between Allarity Therapeutics, Inc., a corporation organized under the laws of the state of Delaware, with an office at 24 School Street, 2nd Floor Boston, MA 02108 (the “Company”) and Alexander Epshinsky, an individual residing at 33 Hickory Hill Court, Rockaway, New Jersey 07866 (the “Executive”). The Company and the Executive may collectively be referred to herein as the “Parties” or separately as a “Party”.

Now, therefore, in consideration of the mutual covenants and undertakings of each Party herein, the Parties agree as follows:

1.	Appointment

1.1	The Executive shall be employed as the Chief Financial Officer (CFO) of the Company and will, if required by applicable law, be registered as such with the U.S. Securities and Exchange Commission (SEC) and/or U.S. Nasdaq stock market.

1.2	This Agreement (including Appendix 1 and 2) sets forth the entire agreement between the Parties with respect to the employment of the Executive, and shall supersede all prior employment agreements, promises, and understandings (either oral or written) between the Parties.

2.	Duties

2.1	Without prejudice to the duties imposed by law, the Executive shall, to the best of his/her ability, promote, develop and further the interests of the Company, comply with all applicable legal requirements and the Company’s applicable policies and procedures that have been furnished to him/her, and, subject to the terms of this Agreement, shall devote his/her full working time to the business and the affairs of the Company. This Agreement shall not be construed as preventing the Executive from engaging in charitable and community affairs, participating in industry trade association activities, or giving attention to his/her or his/her family’s passive investments, provided that such activities do not unreasonably interfere with the Executive’s duties and responsibilities to the Company. Passive investments shall mean publicly traded stocks, bonds, retirement funds or other similar investments, including investments in privately held companies so long as any such investment does not require any material amount of time or attention of the Executive during the work day.

2.2	The Executive shall report to the Chief Executive Officer of the Company (“CEO”) and the Executive shall perform such duties and exercise his/her powers, authorities and decisions, consistent with his/her position as the Executive as well as any such other duties and responsibilities as determined by the CEO or the Company’s Board of Directors (the “Board”) from time to time, within/under the conditions and restrictions, delegated to the CFO by the CEO or the Board. The Executive shall also interface, as required or requested, with the Audit Committee of the Board.

2.3	Subject to the directives of the CEO and the terms of this Agreement, the Executive shall do all acts and things in the ordinary course of business of the Company consistent with his/her position as Executive, which may be necessary or conducive to the interest of the Company and in particular, but without prejudice to the generality of the foregoing, the Executive shall be responsible for the day-to-day advancement of the Company’s business goals and activities within his/her area of responsibility, and shall participate as part of executive management of the Company.

2.4	The day-to-day responsibilities of the Executive do not include decisions/acts, which, compared to the business of the Company or the specific situation of the Company, are considered outside of the ordinary conduct of business and reasonably would be expected to have material impact on the business of the Company. Such decisions/acts must always be submitted to the Board for prior approval, unless such approval cannot be awaited without the business of the Company being subject or exposed to a material adverse impact therefrom. In the event that prior approval has not been obtained, the Board must be informed in writing of any decisions/acts made as soon as practicable.

2.5	The Executive shall be responsible, as soon as practicable after he/she becomes aware thereof, for adequately informing the Board or the Audit Committee of any facts that reasonably would be expected to have a material impact on the Company’s business activities and that have not previously been disclosed to the Board.

3.	Location and Hours

3.1	The Executive will primarily work remotely from his/her home in New Jersey. The Executive shall engage in travel, including international travel, as reasonably may be required by the Company’s business, and it is anticipated that the Executive will travel to the Company’s U.S. headquarters and/or R&D headquarters in Denmark, or other locations as required, as requested by the CEO and/or as necessary to advance the goals and activities of the Company.

3.2	The Executive is an exempt employee under the federal Fair Labor Standards Act (“FLSA”) and applicable state law. As such, no additional compensation beyond that described in Section 7.1 is due for any additional hours worked beyond 40 hours in a work week.

4.	Engagement in Other Business

4.1	The Executive has advised the Company of any other board roles held by Executive, as of the Effective date of this Agreement, which other board roles are listed on Appendix 2 attached hereto. The Executive shall be permitted to serve on the board of directors of other companies that are not in competition with the Company and only with the approval of the Board, which shall not unreasonably be withheld, provided that it is acknowledged and agreed that the Board shall not be required to approve the Executive’s service on the board of directors of more than two (2) companies at any time. Subject to the provisions of Section 2.1 and the foregoing positions on boards of directors of other companies, the Executive is obligated to put his/her entire working capacity at the disposal of the Company and to work completely and loyally in the interest of the Company.

4.2	It is a prerequisite for any involvement in other businesses, except such involvement as expressly permitted in this Agreement, that the Executive submits a written request to the Board for approval and that the written request contains an adequate description of the character and the volume of the task. The Board may grant the Executive’s request for approval of permission to perform such other task in his/her sole discretion, and shall communicate its approval or rejection of the request in writing.

5.	Duty of Confidentiality

5.1	The Executive is under an obligation to protect the interests of the Company at all times and may not, except in the proper performance of the Executive’s services under this Agreement, disclose to any third party any Confidential Information obtained in the performance of the Executive’s services. For purposes of this Agreement, Confidential Information means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company or any of its affiliates (or any of their respective predecessors, successors or permitted assigns), including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, partners and/or competitors. Provided that, Confidential Information does not include information which (i) is already publicly available or becomes publicly available; (ii) is already generally known in the industry or becomes generally known in the industry without the Executive’s participation in violation of his/her obligations under this Section 5; and/or (iii) is independently derived by the Executive without reference to any Confidential information disclosed to the Executive by the Company, as established by written records. In the event of uncertainty as to whether or not certain information may be disclosed, the Executive shall consult the CEO or the Board.

For purposes of this Agreement, “trade secrets” shall be given its broadest possible interpretation under the Defend Trade Secrets Act of 2016, and shall include (without limitation) all forms and types of financial, business, scientific, technical, economic, or engineering information, including patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs, or codes, whether tangible or intangible, and whether or how stored, that is compiled, or memorialized physically, electronically, graphically, photographically, or in writing by the Company.

The Executive acknowledges and understands that: (i) the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; (ii) the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; (iii) if the Executive files a lawsuit for retaliation for reporting a suspected violation of law the Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in the court proceeding, provided the Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

5.2	Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit the Executive from disclosing Confidential Information to the extent necessary as required by law, including in connection with reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation. Provided that, the Executive shall first provide notice of such legal requirement to the Company in order to enable the Company to take appropriate legal action to protect such Confidential Information.

5.3	The Executive is further prohibited from using or disclosing any confidential, proprietary or trade secret information of any former employer or other person to whom he/she has an obligation of confidentiality. The Executive will be required to use only information that is not subject to any confidentiality or non-use obligation owed to any third party (either under applicable law or by contract), is generally known and used by persons with training and experience comparable to the Executive’s, is common knowledge in the industry or otherwise legally in the public domain or is otherwise provided or developed by or on behalf of the Company. The Executive agrees that he/she will not bring onto Company premises or use in his work for the Company any unpublished documents or property belonging to any former employer or third party that the Executive is not authorized to use and disclose. The Executive further represents that he has disclosed to the Company any contract he/she may have signed that might restrict Executive’s activities on behalf of the Company. By accepting employment with the Company, the Executive is representing that he/she will be able to perform his/her duties set out in this Agreement within these parameters.

5.4	Upon termination of this Agreement, or earlier if requested by the CEO and/or the Board, the Executive shall immediately return to the Company all Confidential Information, including notes, memoranda, documents and records (whether tangible or electronically stored) concerning the business of the Company, but excluding such documents that relate to Executive’s own compensation and benefits, or to any continuing ownership interest he may have in the Company. The Executive’s duty of confidentiality set forth in this Section 5 also shall continue in force after the termination of his/her employment with the Company.

6.	Intellectual Property Rights

6.1	The Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know-how, processes, techniques, works of authorship and other work product, whether patentable or unpatentable, that are (A) conceived and reduced to practice, created, invented, designed, developed, contributed to, or improved with the use of any Company resources and/or within the scope of the Executive’s work with the Company or that relate to the business, operations or actual or demonstrably anticipated research or development of the Company, and that are made or conceived by the Executive, solely or jointly with others, during his/her employment, and/or (B) suggested by any work that the Executive performs in connection with the Company during his/her employment and related to the business, operations or actual or demonstrably anticipated research and development of the Company, either while performing his/her duties with the Company or on his/her own time, shall belong exclusively to the Company (or its designee), whether or not patent or other applications for intellectual property protection are filed thereon (the “Inventions”). The Executive hereby irrevocably conveys, transfers and assigns to the Company the Inventions and all patents or other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to the Executive’s employment, together with the right to file, in the Executive’s name or in the name of the Company (or its designee), applications for patents and equivalent rights. The Executive agrees to reasonably assist the Company with any required inventor assignments and/or declarations necessary to effect such patent filings, at the expense of the Company.

6.2	Such rights include inventions, creations, designs, use patterns, trademarks and other marks as well as copyrights and associated rights including, to the extent possible, moral rights and rights in applicable rules of law and rights in know-how.

6.3	The assignment includes any right, which may be exercised at any time under the rules of law in any jurisdiction whatsoever. The assignment is subject to no restrictions whatsoever, and the Company is entitled to reassign such rights in whole or in part.

6.4	The Executive is not entitled to receive financial compensation for such intellectual property; as such, payment is included in the agreed compensation described in this Agreement.

6.5	At the Company’s request, the Executive shall execute and deliver to the Company any and all applications, assignments or other instruments and perform such other acts to assist the Company in applying for obtaining patents, copyrights and other intellectual property rights recognized by the U.S. or any foreign country or to otherwise protect the Company’s interests therein. The Executive agrees to provide the Company all information known to or ascertainable by him and all documents and other materials and objects pertaining to the Company’s rights in the Inventions that are in the possession of or accessible to the Executive, and further, at any trial, hearing, deposition, or other legal proceeding where Executive is called as a witness by the Company, the Executive agrees to testify to all facts pertaining to the Company’s rights in the Inventions for which the Executive is competent to testify. The obligations set forth in this Section 6 shall continue beyond the termination of the Executive’s employment with the Company and shall be binding upon his assigns, executors, administrators and other legal representatives. In the event the Company is unable to secure the Executive’s signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right to protection relating to any Inventions, whether due to mental or physical incapacity or any other cause, the Executive hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as his or her agent and attorney-in-fact, to act for and in his behalf and stead to execute and file any such document and to do all other lawfully permitted acts to further the prosecution, issuance and enforcement of patents, copyrights, or other rights or protections with the same force and effect as if executed and delivered by the Executive.

7.	Compensation and Benefits

7.1	The Executive shall receive an annual base salary of three-hundred forty-thousand dollars (US$340,000.00) (the “Base Salary”). The Base Salary shall be subject to all customary and legally required deductions and withholdings and shall be paid semi-monthly in accordance with the Company’s regular payroll schedule for U.S. executives and employees.

7.2	The CEO and Compensation Committee of the Board shall review the Executive’s base salary on an annual basis for a performance-based merit increase, which may be granted in the Company’s sole discretion.

7.3	Subject to the condition that Executive continue to be employed by the Company and subject to forfeiture until vested, the Company shall grant the Executive equity in the form of restricted stock units (the “RSUs”) with an aggregate value of one-hundred sixty thousand dollars (US$160,000). The number of shares to be granted shall be determined based on the closing price of a share of common stock on the Effective Date of this Agreement. The RSUs shall vest in equal one-third installments on the first, second, and third anniversary of the Effective Date. The RSUs shall be granted either under and subject to the terms and conditions of any applicable grant agreement and the Allarity 2021 Equity Incentive Plan, or outside of the Allarity 2021 Equity Incentive Plan, as determined by the Company in its sole discretion. The Company intends the RSUs granted to the Executive under this Agreement will be structured to comply with, or meet the exception from, Section 409A of the Internal Revenue Code of 1986, as amended. Notwithstanding the foregoing, the Company does not guarantee any specific tax result or outcome for the Executive.

7.4	For calendar years commencing with calendar year 2025, the Executive shall be eligible to receive an annual bonus representing up to thirty percent (30%) of the Executive’s annual Base Salary (the “Annual Bonus Target”), based on achievement of individual and corporate performance targets, metrics and/or management-by-objectives (“MBOs”) to be determined and approved by the Company (the “Annual Bonus”). The applicable individual and corporate performance targets, metrics and/or MBOs shall be determined and approved by the CEO and the Compensation Committee of the Board (with the Executive recused from such determination), and communicated in writing to the Executive. For purposes of FY 2024, the Executive will be eligible to receive an Annual bonus equivalent to 30% of the salary earned in FY 2024. Any Annual Bonus shall be paid on an annual basis, in a single lump sum, less applicable taxes and withholdings, after the end of the calendar year for which such Annual Bonus is to be paid; provided that, prior to the payment the Company must have determined (a) the level of achievement of the applicable individual and corporate performance targets, metrics and/or MBOs, and (b) the amount of any Annual Bonus earned by the Executive in accordance therewith for such calendar year, if any. For the avoidance of doubt, if the Executive exceeds the applicable individual and corporate performance targets, metrics and/or MBOs, at the discretion of the CEO and the Board, he/she may be awarded an Annual Bonus based on such achievement in excess of the Annual Bonus Target. No Annual Bonus is guaranteed and, in addition to the other conditions for earning such Annual Bonus, the Executive must remain an employee of the Company through time of payment for which such Annual Bonus was earned in order to be eligible for any Annual Bonus. The Company’s fiscal year runs from January 1st to December 31st of each year. This Annual Bonus is the only incentive compensation, commission, or other bonus program that applies to the Executive. The Board has the discretion to pay Annual Bonus to Executive, and any other employees of the Company, in Restricted Stock grants in lieu of cash, depending on the financial circumstances of the Company.

7.5	During the term of this Agreement, the Executive shall be entitled to participate in all of the Company’s employee benefit plans and programs (including without limitation, any medical, dental, disability and group life insurance, and 401(k) or other retirement plan) as the Company generally maintains from time-to-time during the term for the benefit of its executives and/or for the benefit of its employees and their dependents, in each case subject to the eligibility requirements and other terms and provisions of such plans or programs. The Executive understands that, except when prohibited by law, the Company’s benefit plans and benefits may be amended or terminated by the Company in its sole discretion and nothing in this Agreement requires the Company to continue any particular plan or benefit.

7.6	The Company may or has provide(d) the Executive with a laptop computer, cell phone, and/or other electronic devices, at no cost, and the Company may pay all costs relating to such electronic devices according to the Company Benefits policy. The Executive’s use of such provided electronic devices is subject to the Company IT policy. The Executive may be required to return his/her laptop and all other Company property to the Company upon termination of employment with the Company (or earlier if requested by the Company).

7.7	Within thirty (30) days from the Effective Date of this Agreement, the Company shall pay the Executive a one-time signing bonus of fifty-thousand dollars (US$50,000.00) (the “Signing Bonus”) in exchange for the Executive’s undertaking of the obligations herein and the Executive’s promise to remain employed under this Agreement for at least one (1) year from the Effective Date and/or refrain from engaging in conduct that amounts to Cause as such term is defined herein. In the event the Executive terminates this Agreement prior to the one (1) year anniversary of the Effective Date or the Company duly terminates this Agreement for Cause as such term is defined herein, then the Executive promises to repay the full amount of the Signing Bonus to the Company within fifteen (15) days from the Company’s written demand for repayment. The Executive acknowledges and agrees that his/her continued employment through the one (1) year anniversary of the Effective Date of this Agreement represents valuable consideration for the Company’s inducement to pay this Signing Bonus, without which the Company would not promise to make such payment.

8.	Expenses

8.1	The Company shall pay for, or refund to the Executive, all reasonable, documented business expenses related to travel or otherwise in connection with the performance of his/her duties on behalf of the Company, upon the presentation of receipts and in accordance with applicable Company policies for travel, meals, lodging and other relevant expenses. Upon the Executive’s request, the Company may provide Executive with a corporate credit card, which Executive may utilize to pay for all reasonable business expenses.

8.2	The Executive shall, no later than sixty (60) days after the end of each calendar month submit all travel and other expenses, if any, incurred within such month to the Company. The Executive shall prepare an expense report, which encompasses documentation for the expenses reclaimed, and the expense reports with attached receipts shall be submitted to the Company’s CEO for approval, prior to the Company’s reimbursement (or for accounting records if the Executive has charged such expenses on his/her corporate credit card). The Company will reimburse the Executive within thirty (30) days of such submission of expenses for reimbursement.

9.	Vacation Time

9.1	The Executive shall be entitled to unlimited paid vacation time subject to the operational needs of the Company.

10.	Term & Termination

10.1	This Agreement shall come into force as of the Effective Date and shall continue in force and effect until otherwise terminated as provided below.

10.2	This Agreement shall terminate immediately upon the Executive’s death.

10.3	This Agreement shall terminate upon written notice by the Company to the Executive that Executive’s employment is being terminated as a result of Executive’s Disability (as defined in Section 10.10), which termination shall be effective on the date of such notice or such later date as specified in writing by the Company.

10.4	This Agreement shall be terminable in writing by either the Company or the Executive with thirty (30) days’ prior written notice. At the election of the Board in its sole discretion, the termination of the Executive’s employment may be accelerated to any date selected by the Board, and the Executive shall be paid his/her compensation under this Agreement through the date that the Executive would have been paid without such acceleration.

10.5	In the event that the Executive’s employment is terminated by the Company (a) without Cause (as defined in Section 10.6), or by the Executive for Good Reason (as defined in Section 10.7), the Company shall provide the Executive with severance pay in an amount equal to six (6) months’ pay at the Executive’s final Base Salary rate, payable in the form of salary continuation. (b) In the event that the Executive’s employment is terminated by the Company as a result of a Change-of-Control (as defined in Section 10.9), the Company shall provide the Executive with severance pay in an amount equal to six (6) months’ pay at the Executive’s final Base Salary rate, payable in the form of salary continuation.

10.6	Any obligation of the Company to provide the Executive with the payments described in Section 10.5 is conditioned upon the Executive signing a timely and effective general release of claims substantially in the form attached to this Agreement as Appendix 1 and the Executive’s continued compliance with the terms of this Agreement. Such release shall be considered timely if it is executed and delivered (and no longer subject to revocation, if applicable) within forty-five (45) days following the date of the termination of the Executive’s employment, and any payments to which the Executive is entitled pursuant to this Section 10 shall commence on the Company’s first regular pay date following the effective date of the aforementioned release of claims and the first such payment shall be retroactive to the day immediately following the date of the termination of the Executive’s employment.

10.7	For the purpose of Section 10.5, “Cause” shall mean the following:

(i)	The Executive’s death or Disability (as defined in Section 10.10);

(ii)	the Executive’s failure to perform the duties of the Executive and responsibilities to the Company or any of its affiliates, which is not cured or corrected within twenty (20) days following notice of such failure from the CEO or the Board to the Executive, if such failure is capable of cure or correction;

(iii)	the Executive’s material breach of this Agreement or any other agreement between the Executive and the Company or any of its affiliates, which is not cured or corrected within twenty (20) days following notice of such breach from the CEO to the Executive, if such breach is capable of cure or correction;

(iv)	gross negligence or willful misconduct by the Executive that is or could reasonably be expected to be materially harmful to the business interests or reputation of the Company or any of its affiliates;

(v)	the Executive’s conviction of any felony or crime of moral turpitude; or

(vi)	the Executive’s failure to commence employment on a full-time basis as required by Sections 1 and 3 of this Agreement.

10.8	For the purpose of Section 10.5, “Good Reason” shall mean the following:

(i)	an actual reduction by the Company of the Executive’s annual Base Salary or Annual Bonus opportunity, unless a similar reduction is made for all similarly situated executives; or

(ii)	any action or omission by the Company that would constitute a material breach by the Company of this Agreement or any other written agreement with the Executive including, but not limited to, the failure of the Company to pay any portion of the Executive’s earned but yet unpaid compensation;

provided, however, that, it shall be a prerequisite of any such termination for any Good Reason that the Executive shall have given the Company written notice of the event or events giving rise to Good Reason, specifying in reasonable detail the nature and circumstances of such Good Reason, and given the Company thirty (30) days to cure any such Good Reason prior to any such termination.

10.9	For the purpose of Section 10.5, “Change-of-Control” shall mean the following:

(i)	a change of control as defined in the Company’s 2021 Equity Incentive Plan or any other change of control agreement or plan to which the Company is a party;

(ii)	the occurrence of, or execution of an agreement providing for, (A) a merger, consolidation, division or other fundamental transaction involving the Company, (B) a sale, exchange, transfer or other disposition of substantially all of the assets of the Company, or (C) a purchase by the Company of substantially all of the assets of another entity, unless (y) such merger, consolidation, division, sale, exchange, transfer, purchase, disposition or other transaction is approved in advance by eighty percent (80%) or more of the members of the Board who are not interested in the transaction and (z) a majority of the members of the board of directors of the legal entity resulting from or existing after any such transaction and a majority of the board of directors of such entity’s parent Company, if any, are former members of the Board; or

10.10	If this Agreement is terminated (a) voluntarily by the Executive (other than for Good Reason), (b) by the Company for Cause, or (c) as a result of the Executive’s death, disability or incapacity, all payments, salary and the accrual of other benefits hereunder shall cease at the effective date of termination, other than rights to indemnification, directors’ and officers’ liability insurance coverage and vested rights under the benefit plans and programs of the Company. For the avoidance of doubt, the Executive shall be entitled to receive from the Company upon termination for any reason:

(i)	all Base Salary earned but not yet paid through the date that the Executive’s employment is terminated, plus any earned and unpaid Annual Bonus for the calendar year prior to the year in which the termination occurs;

(ii)	reimbursement for any and all reasonable business expenses incurred by the Executive through the date that the Executive’s employment is terminated in accordance with Section 8 of this Agreement;

(iii)	continuation of rights to indemnification and directors’ and officers’ liability insurance coverage; and

(iv)	all other vested payments and/or vested benefits to which the Executive may be entitled under the terms of any applicable compensation arrangement or benefit plan or program of the Company.

10.11	For purposes of this Agreement, “Disability” shall mean the Executive’s incapacity or inability to perform the Executive’s duties and responsibilities as contemplated herein for 120 days or more within any one (1) year period (cumulative or consecutive) because the Executive’s physical or mental health has become so impaired as to make it impossible or impractical for the Executive to perform the duties and responsibilities contemplated hereunder. Determination of the Executive’s physical or mental health shall be determined by the Company after consultation with a health care provider appointed by mutual agreement between the Company and the Executive (or the Executive’s authorized representative) who has examined the Executive. The Executive hereby consents to such examination and consultation regarding the Executive’s health and ability to perform as aforesaid. It shall have no impact on the Company’s right to terminate the employment whether the Executive is reported fit for duty following the serving of notice.

10.12	In the event the Executive is declared incapable of managing his/her own affairs, the Company shall be entitled to terminate the employment without prior notice.

11.	Withholdings

All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes. The Company may withhold from any payments made under this Agreement all authorized or legally required deductions and withholdings, including but not limited to income, employment and social insurance taxes. Except as expressly provided for in this Agreement, nothing in this Agreement shall create any obligation on the part of the Company to indemnify, reimburse, gross up, or otherwise compensate the Executive for any taxes, interest, penalties, costs, losses, damages, or expenses arising out of any violation of tax laws or any corresponding provision of law.

12.	Restrictive Covenants

12.1	The Executive acknowledges that: (i) the Executive performs services of a unique nature for the Company that are irreplaceable, and that the Executive’s performance of such services for a Competing Business (as defined below) will result in irreparable harm to the Company; (ii) the Executive will have access to Confidential Information, which, if disclosed, would unfairly and inappropriately assist in competition against the Company or any of its affiliates; (iii) the Company and its affiliates have substantial relationships with their clients, business partners, and investors, and the Executive will have access to these persons and entities; (iv) the Executive will generate goodwill for the Company and its affiliates in the course of the Executive’s employment. Accordingly, for good and valuable consideration, including the compensation set forth in Section 7 of this Agreement, the receipt and sufficiency of which is hereby acknowledged, during the Executive’s employment hereunder and during the six (6) month period after the Executive’s employment terminates for any reason (the “Restricted Period”), the Executive agrees that he/she will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in a Competing Business, or with respect to which the Company has spent significant time or resources analyzing for the purposes of engaging, on the date of termination, in any state of the United States, in Europe, or in any country in which the Company conducts business or has made plans and taken significant steps to conduct business (a “Planned Competing Business”) and in which the Executive, during the last two years of his/her employment, provided services or had a material presence or influence. Notwithstanding the foregoing, nothing herein shall prohibit the Executive from being a passive owner of not more than 2% of the equity securities of a publicly traded corporation engaged in a Competing Business or Planned Competing Business, so long as the Executive has no active participation in the Competing Business or Planned Competing Business of such corporation. For purposes of this Section 12.1, the “Company” shall mean the Company together with its parent companies and its and their direct and indirect subsidiaries, and “Competing Business” shall mean the research, development and/or sale of cancer therapeutics together with drug efficacy prediction technology (e.g. companion diagnostics, predictive biomarkers) for the treatment of cancer, including, without limitation, products or services designed to make such technology available to patients and businesses in the healthcare industry, or any other material business in which the Company is engaged as of the date of the Executive’s termination of employment. For the avoidance of doubt, the provisions of this Section 12.1 will not prohibit the Executive, after termination of his/her employment with the Company, from providing services of any nature to any business engaged in multiple business activities, including activities that would constitute a Competing Business or a Planned Competing Business, as long as the Executive is not himself/herself directly involved in such Competing Business or Planned Competing Business activities, or managing or supervising the conduct of such Competing Business or Planned Competing Business activities. During the Restricted Period, the Executive agrees that he/she shall not, except in the furtherance of his/her duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, do business with, solicit, aid or induce (or attempt to do business with, solicit, aid or induce) any individual or entity that is, or was during the twelve (12) month period immediately prior to the termination of the Executive’s employment for any reason, a customer, partner or investor of the Company or any of its subsidiaries or affiliates with which the Executive had contact on behalf of the Company or about which the Executive possesses Confidential Information to limit or cease doing business with the Company, or otherwise interfere with the relationship of such customer, partner or investor with the Company or any of its subsidiaries or affiliates.

12.2	During the Restricted Period, the Executive agrees that the Executive shall not, except in the furtherance of the Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity: (i) solicit, aid or induce (or attempt to solicit, aid or induce) any advisor, consultant, employee, representative or agent of the Company or any of its subsidiaries or affiliates to leave such employment or engagement with the Company or solicit, aid or induce (or attempt to solicit, aid or induce) any employee of the Company or any of its subsidiaries or affiliates to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent; or (ii) interfere, or aid or induce (or attempt to interfere, aid or induce) any other person or entity in interfering, with the relationship between the Company or any of its subsidiaries or affiliates and any of their respective vendors, joint venturers or licensors. Any person described in this Section 12.3 shall be deemed covered by this Section while so employed or retained by the Company. For the avoidance of doubt, the general recruitment or solicitation of employees or other third parties by any entity with which the Executive is or may be affiliated (e.g. internet job postings), or the hiring or engagement of any such person or entity as a result of such general recruitment or solicitation, will not be a breach of Sections 12.2 or 12.3, unless such recruitment or solicitation is specifically targeted at any employees or other third parties engaged by or providing services to the Company.

12.3	The Executive agrees not to make negative comments or otherwise disparage the Company or any of its affiliates or any of their respective partners, members, officers, directors, employees, shareholders, agents or products. The Company agrees that it shall take reasonable efforts to cause the executive officers of the Company as of the date of the Executive’s termination and the members of the Board as of the date of the Executive’s termination not to make negative comments about the Executive or otherwise disparage the Executive in any manner that is likely to be harmful to the Executive’s business reputation. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

12.4	If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 12 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the Parties that such restriction shall be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

12.5	The Parties acknowledge and agree that the remedies at law for a breach or threatened breach of any of the provisions of Section 12.1-12.4 hereof would be inadequate and, in recognition of this fact, each Party agrees that, in the event of such a breach or threatened breach by the other Party, in addition to any remedies at law, the Party seeking to enforce the provisions of this Agreement shall be entitled to seek equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages or the posting of a bond or other security. In the event of a violation by the Executive of any provision of Sections 5 or 6 of this Agreement, or this Section 12, following the termination of the Executive’s employment under this Agreement, any payments or other benefits being paid or provided to the Executive pursuant to Section 10 of this Agreement shall immediately cease.

13.	Code Section 409A

(i)	Notwithstanding the foregoing, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”) concerning payments to “specified employees”, any payment on account of the Executive’s separation from service that would otherwise be due hereunder and which is subject to the requirements of Code Section 409A that is payable within six (6) months after such separation shall nonetheless be delayed until the first business day of the seventh month following the Executive’s date of termination and the first such payment shall include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction, plus interest on any delayed payments at the prime rate of interest published in the Wall Street Journal effective as of the date of termination. Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Company for purposes of his/her voluntary termination (with or without Good Reason) or his/her termination by the Company without Cause unless he/she would be considered to have incurred a “termination of employment” from the Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii).

(ii)	This Agreement is intended to be exempt from or comply with the requirements of Section 409A of the Code and regulations promulgated thereunder (“Section 409A”). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that no payments due under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may the Executive, directly or indirectly, designate the calendar year of payment.

(iii)	All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

14.	Limitation as to Amounts Payable

14.1	Notwithstanding anything set forth in this Agreement to the contrary, if any payment or benefit the Executive would receive from the Company (or its successor) pursuant to a Change of Control Event or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction, unless to the extent permitted by Code Section 280G the Executive designates another order, shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of equity awards not subject to Q&A 24(c) of Treasury Reg. 1.280G 1; cancellation of accelerated vesting of Stock Options, stock options and other equity awards subject to Q&A 24(c) of Treasury Reg. 1.280G 1; reduction of employee benefits. In the event that acceleration of vesting of warrant, stock option or equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive’s Stock Options, stock options or equity awards. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations, or if such accounting firm is not authorized to provide services in the United States or otherwise not qualified to advise with regard to United States taxation, then an accounting firm shall be retained by the Company that is so authorized and qualified. Notwithstanding the foregoing, if this Section 14 would result in the reduction in any Payment, the Company will use good faith efforts to submit the excess Payments for stockholder approval such that, if approved, the excise tax under Section 4999 of the Code (and therefore the limits imposed by this Section) does not apply to the Executive thereby allowing such excess Payments to be paid to the Executive.

15.	Waiver of Breach

A waiver by the Company or the Executive of any breach of any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any other or subsequent breach by the other Party.

16.	Tolling

The Executive understands and agrees that in the event that the Executive breaches any covenants contained herein during the Restricted Period, the Restricted Period shall be extended automatically. The duration of such extension shall equal the period of time between the date the Executive began such violation and the date the Executive permanently ceases such violation.

17.	Disclosure to Future Employers

During the Restricted Period the Executive shall provide, and the Executive acknowledges and agrees that the Company in its sole discretion similarly may provide, a copy of this Agreement to any business or enterprise that the Executive may directly or indirectly own, manage, operate, finance, join, control or in which Executive may participate in the ownership, management, operation, financing, or control, or with which Executive may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise.

18.	Changes in Role or Title

18.1	The Executive acknowledges that the covenants in this Agreement are given in exchange for, among other things, employment and the terms and conditions of such employment. The covenants are not tied to the Executive’s present role, title or responsibilities. Therefore, the Executive acknowledges and agrees that the covenants contained in this Agreement shall survive any change in the Executive’s role, title, responsibilities, compensation, benefits or other terms and conditions of employment, provided that payments and benefits are provided to the Executive pursuant to the terms of this Agreement.

19.	Amendment of the Agreement

The Agreement may not be amended or modified except by a written modification signed by the Parties, except for those changes expressly reserved to the Company’s discretion in this Agreement.

20.	Attorneys’ Fees; Mediation

20.1	In the event that any action is brought to enforce any of the provisions of this Agreement, or to obtain money damages for the breach thereof, and such action results in the award of a judgment for money damages or in the granting of any injunction in favor of one of the Parties to this Agreement, all expenses, including reasonable attorneys’ fees, shall be paid by the non-prevailing Party, if so awarded by a court of competent jurisdiction.

20.2	If a dispute arises from or relates to this Agreement or the alleged breach thereof, and if the dispute cannot be settled by the Parties through negotiation, the Parties agree to submit the matter to non-binding mediation before resorting to litigation in any court of competent jurisdiction. Either Party may initiate mediation by providing written notice to the other Party of a request for mediation. The Parties agree to cooperate with one another in selecting the mediator from a panel of neutrals from JAMS (or other similar organization) and in scheduling the time and place of the mediation. Each Party covenants and agrees to participate in the mediation in good faith. Each Party agrees to pay one-half of mediator’s fees and expenses and to pay the entire amount of its own attorneys’ fees and costs related to the mediation. The mediator may issue a report in writing, stating the essential findings of fact and conclusions of law. Except as may be permitted or required by law, a party may disclose the existence, content or results of any mediation hereunder without the prior written consent of all parties, including without limitation within any dispute brought within a court of competent jurisdiction.

21.	Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to any conflict of laws principles. The validity or unenforceability of any provision of this Agreement, or any terms hereof, shall not affect the validity or enforceability of any other provision or term of this Agreement. The Parties agree that any action, demand, claim or counterclaim relating to the terms and conditions of this Agreement or to its breach shall be heard only and exclusively in the State of New Jersey in a federal court of competent jurisdiction and each Party hereby irrevocably submits to the exclusive personal and subject matter jurisdiction of such courts. The Executive and the Company further agree that any such dispute shall be tried by a federal court judge alone and hereby waive and forever renounce the right to a trial before a civil jury in any such dispute.

22.	Assignment

The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which the Executive is principally involved. The Company is not required to provide notice to or obtain consent from Executive prior to any such assignment. The Executive may not assign the Executive’s rights and obligations under this Agreement.

23.	Entire Agreement

This Agreement sets forth the entire and final agreement and understanding of the Parties with respect to the subject matter hereof. Except as otherwise provided herein, this Agreement supersedes any and all other agreements, either oral or in writing, between the Parties hereto, with respect to the subject matter hereof. No change or modification of this Agreement shall be valid unless in writing and signed by the Company and the Executive.

24.	Signatures

This Agreement shall be signed by both Parties, in duplicate, and one original shall be kept by each of the Company and the Executive.

[signature page follows]

IN WITNESS WHEREOF, the Parties have set their signatures under seal on the Effective Date first written above.

Date: September 12, 2024

Allarity Therapeutics, Inc.

by:	/s/ Thomas H. Jensen
Thomas H. Jensen
Chief Executive Officer

Date: September 12, 2024

The Executive

/s/ Alexander Epshinsky
Alexander Epshinsky

Appendix 1

GENERAL RELEASE

Appendix 2

OTHER BOARD ROLES